VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS

Company posts third quarter GAAP EPS of $0.26 per diluted share, compared to $0.00 per diluted share last year, and non-GAAP EPS, excluding certain items, of $0.30 per diluted share, compared to $0.20 per diluted share last year

Company delivers gross margin rate improvement and meaningful leverage on expenses for the quarter

Balance sheet remains strong, with cash, cash equivalents, and investments of $77.3 million

FORT WAYNE, Ind., December 9, 2020 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the third quarter ended October 31, 2020.

Chief Executive Officer Rob Wallstrom noted, “Our quarterly earnings once again significantly exceeded last year’s performance as well as our expectations. We expanded our gross margin rate primarily through sales of cotton masks and controlled promotional activity, and we diligently managed our expenses, achieving meaningful expense leverage. Our multi-brand strategy is proving to be powerful.”

Wallstrom continued, “Customers are changing the way they shop, and we have responded. Our digital competencies are becoming increasingly important, especially in this quickly evolving environment. Somewhat fortuitously, last year, we acquired digitally-native Pura Vida and began working on critical Vera Bradley technology infrastructure and e-commerce site improvements necessary to position the Company for future success.

“Our consolidated e-commerce business was very strong in the third quarter, reflecting growth from both Vera Bradley and Pura Vida. Even as our stores were reopened during the third quarter, our Vera Bradley digital business rose nearly 50% over last year. And, Pura Vida’s e-commerce year-over-year sales grew over 17% for the quarter, despite supply chain disruptions. E-commerce sales comprised over a third of total Company revenues for the quarter.”

“Our team demonstrated that by staying laser focused on the customer and by controlling what we can control, we can drive strong results and position ourselves to emerge a stronger and more resilient company, despite facing ongoing headwinds,” Wallstrom added. “Our results were achieved through the innovation, teamwork, and determination of our entire organization.”

Wallstrom also added, “We are so thankful for all of our Associates and are especially grateful to those that have served on the front lines, making sure our customers have safe and exceptional experiences, day-in and day-out. We were once again thrilled to award a quarterly bonus of up to $500 (based on hours worked) to each distribution center, store, and customer service Associate for their continued contributions and devotion to Vera Bradley during this extraordinary time. Over the last two quarters, we have paid over $800,000 in well-deserved bonuses to our front-line Associates.”

Pura Vida Acquisition and Accounting

In the Company’s prior year second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. The third quarters are comparable (with full quarters of Pura Vida performance); however, prior period nine-month numbers do not include Pura Vida results before the acquisition. Any reference to the results of “Vera Bradley” in this release is to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of “Vera Bradley, Inc.” is to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $124.8 million for the current year third quarter compared to $127.5 million in the prior year third quarter.

For the current year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $8.9 million, or $0.26 per diluted share. These results included $1.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, excluding these items, Vera Bradley, Inc.’s consolidated third quarter net income totaled $10.2 million, or $0.30 per diluted share.

For the prior year third quarter, Vera Bradley, Inc. consolidated net income totaled $0.1 million, or $0.00 per diluted share. These results included $6.8 million of after tax charges comprised of $6.0 million related to purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, and accretion of the earn-out liability) and $0.8 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”). On a non-GAAP basis, excluding these charges, Vera Bradley, Inc. consolidated third quarter net income totaled $6.9 million, or $0.20 per diluted share.

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $325.9 million for the current year nine months ended October 31, 2020 (which included $78.4 million of net revenues from Pura Vida), compared to $338.3 million of revenues in the prior year nine-month period ended November 2, 2019 ( which included $30.4 million of revenues from Pura Vida). Excluding Pura Vida, Vera Bradley net revenues totaled $247.5 million compared to $307.9 million in the prior year nine-month period.

For the current year nine months, Vera Bradley, Inc.’s consolidated net income totaled $0.8 million, or $0.02 per diluted share. These results included $10.2 million of net after tax charges, comprised of $4.1 million of intangible asset amortization, $2.7 million of impairment charges, $2.1 million of Project Novus expenses, $0.9 million of charges related to the cancellation of certain purchase orders as a result of the COVID-19 pandemic (“COVID-19” or the “pandemic”), a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exit costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the current year nine months totaled $10.9 million, or $0.32 per diluted share. This non-GAAP performance included $0.13 of diluted earnings per share attributable to Pura Vida.

For the prior year nine-month period, Vera Bradley, Inc. consolidated net income totaled $3.6 million, or $0.10 per diluted share. These results included $10.3 million of after tax charges comprised of $9.0 million related to the purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, transaction costs, and accretion of the earn-out liability) and $1.3 million of expenses related to Project Novus. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc. consolidated net income for the nine months totaled $13.8 million, or $0.40 per diluted share. This performance included $0.08 attributable to Pura Vida.

Non-GAAP Numbers

The current year non-GAAP third quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization. The current year non-GAAP income statement numbers for the nine months referenced below exclude the previously outlined intangible asset amortization, impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19. The prior year non-GAAP income statement numbers for the third quarter and nine months referenced below exclude the previously outlined Pura Vida acquisition-related charges and Project Novus expenses.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $78.2 million compared to $78.4 million in the prior year third quarter. E-commerce sales growth of 48.8% offset the 19.1% decline in comparable store sales for the quarter, as store traffic continues to be negatively impacted by the pandemic. The Company closed 10 full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $22.3 million compared to $24.1 million in the prior year third quarter, reflecting a reduction in orders primarily related to the pandemic and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $24.3 million compared to $25.0 million in the prior year third quarter. A 17.2% growth in e-commerce sales nearly offset a decline in sales to wholesale accounts, which were negatively affected by the pandemic.

Third quarter consolidated gross profit totaled $73.8 million, or 59.1% of net revenues, compared to $67.9 million, or 53.2% in the prior year. On a non-GAAP basis, excluding inventory step-up amortization, gross profit totaled $74.1 million or 58.1% of net revenues in the prior year third quarter. The Company expanded its consolidated gross profit rate in the quarter primarily through sales of cotton masks and controlled promotional activity.

Third quarter consolidated SG&A expense totaled $61.7 million, or 49.4% of net revenues, compared to $69.4 million, or 54.4% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously discussed intangible asset amortization, consolidated SG&A expense totaled $59.4 million, or 47.6% of net revenues for the current year third quarter. On a non-GAAP basis, excluding intangible asset amortization, accretion of the earnout liability, and Project Novus expenses, prior year SG&A expense totaled $64.0 million, or 50.2% of net revenues. Current year SG&A expenses were lower than the prior year due to both temporary and permanent expense reductions related to the pandemic.

The Company’s consolidated operating income totaled $12.2 million, or 9.7% of net revenues, compared to an operating loss of ($1.5) million, or (1.2%) of net revenues, in the prior year third quarter. On a non-GAAP basis, excluding the intangible asset amortization, current year consolidated operating income totaled $14.4 million, or 11.6%. This compares to prior year consolidated operating income of $10.1 million, or 7.9% of net revenues, on a non-GAAP basis, excluding the previously disclosed charges related to purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, and accretion of the earn-out liability) and Project Novus expenses.

By segment:
•Vera Bradley Direct operating income was $19.8 million, or 25.3% of Direct net revenues, for the third quarter, compared to $14.7 million, or 18.7% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley Project Novus charges, prior year Direct operating income totaled $15.5 million, or 19.8% of Direct net revenues.
•Vera Bradley Indirect operating income was $9.3 million, or 41.8% of Indirect net revenues, for the third quarter, compared to $9.3 million, or 38.7% of Indirect net revenues, in the prior year.
•Pura Vida’s operating income was $0.4 million, or 1.7% of Pura Vida net revenues, in the current year, compared to an operating loss of $(4.5) million, or (17.9%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, excluding $2.3 million of intangible asset amortization, Pura Vida’s current operating income totaled $2.7 million, or 11.0% of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization), Pura Vida’s operating income was $4.2 million, or 16.7% of Pura Vida net revenues, for the prior year.

Details for the Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $196.2 million compared to $243.9 million in the prior year. The decline primarily resulted from the Company’s stores that were temporarily closed as a result of the pandemic for approximately half of the first and second quarters, partially offset by a 59.0% increase in e-commerce sales during the nine-month period.

Vera Bradley Indirect segment revenues for the nine months totaled $51.3 million compared to $64.0 million in the prior year, reflecting a reduction in orders primarily related to the pandemic and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $78.4 million compared to $30.4 million in the prior year, which represented a partial period from the date of acquisition.

Consolidated gross profit for the nine months totaled $187.6 million, or 57.6% of net revenues, compared to $185.7 million, or 54.9% of net revenues, in the prior year. On a non-GAAP basis, excluding charges for the cancellation of certain purchase orders resulting from COVID-19, current year gross profit totaled $189.0 million, or 58.0% of net revenues, compared to last year’s non-GAAP gross profit of $192.9 million, or 57.0 % of net revenues, which excluded inventory step-up amortization. The Company expanded its consolidated gross profit rate for the period primary through sales of cotton masks, product collaborations, careful inventory management, and tightly controlled promotional activity.

For the nine months, consolidated SG&A expense totaled $183.6 million, or 56.3% of net revenues, compared to $184.5 million, or 54.5% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined intangible asset amortization, impairment charges, Project Novus expenses, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs, current year consolidated SG&A expense totaled $169.7 million, or 52.1% of net revenues. This compared to $175.3 million, or 51.8% of net revenues, in the prior year on a non-GAAP basis, excluding the previously discussed Pura Vida acquisition-related charges (including intangible asset amortization, transaction costs and accretion of earnout liability) and Project Novus expenses. On a non-GAAP basis, Pura Vida contributed $34.9 million of SG&A expenses in the current year and $13.8 million in the prior year nine months (representing a partial period from the date of acquisition).

For the nine months, the Company’s consolidated operating income totaled $4.1 million, or 1.3% of net revenues, compared to consolidated operating income of $2.2 million, or 0.7% of net revenues, in the prior year nine-month period. On a non-GAAP basis, excluding the previously disclosed charges (intangible asset amortization, impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs), the Company’s consolidated operating income was $19.4 million, or 5.9% of net revenues. On a non-GAAP basis, excluding the previously disclosed charges (inventory step-up amortization, intangible asset amortization, Pura Vida transaction costs, accretion of earn-out liability, and Project Novus expenses), the Company’s consolidated operating income was $18.7 million, or 5.5% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $31.6 million, or 16.1% of net revenues, compared to $45.2 million, or 18.5% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding impairment charges, a portion of the charges for the cancellation of purchase orders, and a portion of Project Novus expenses, the current year Direct operating income was $38.5 million, or 19.6% of Direct net revenues. On a non-GAAP basis, excluding a portion of the Vera Bradley Project Novus expenses, prior year Direct operating income was $46.3 million, or 19.0% of Direct net revenues.
•Vera Bradley Indirect operating income was $18.6 million, or 36.2% of Indirect net revenues, compared to $24.2 million, or 37.8% of net revenues, in the prior year. On a non-GAAP basis, excluding certain department store exit costs and a portion of the charges for the cancellation of purchase orders, current year Indirect operating income totaled $19.0 million, or 37.0% of Indirect net revenues.
•Pura Vida’s operating income was $4.0 million, or 5.2% of Pura Vida net revenues, for the current year, compared to an operating loss of ($5.0) million, or (16.5%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, excluding the intangible asset amortization, Pura Vida’s operating income was $11.0 million, or 14.1% of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization), Pura Vida’s operating income was $5.1 million, or 16.7% of Pura Vida net revenues, for the prior year (representing a partial period from the date of acquisition).

Balance Sheet

Net capital spending for the third quarter and nine months totaled $0.9 million and $5.2 million, respectively. Capital expenditures are expected to total between $6 and $7 million for the year.

Cash, cash equivalents, and investments as of October 31, 2020 totaled $77.3 million compared to $48.8 million at the end of last year’s third quarter. The Company had $30.0 million of borrowings outstanding on its $75.0 million ABL credit facility at quarter end.

Quarter-end inventory was $141.6 million, compared to $134.0 million at the end of the third quarter last year. Current year third quarter inventory was higher than the prior year primarily due to receipts accelerated into the third quarter from the fourth quarter. Management expects year-over-year inventory to be relatively flat at fiscal year end.

During the first quarter of this fiscal year, the Company’s board of directors temporarily suspended share repurchases due to the pandemic, so no purchases have been made since that time. At the end of the third quarter, the Company had approximately $32.9 million remaining under its $50.0 million share repurchase authorization. The Board of Directors has extended the plan authorization through December 11, 2021.

Forward-Looking Guidance

The continued uncertainties surrounding COVID-19 make fourth quarter financial performance extremely difficult to predict. As a result, the Company is not providing forward-looking guidance.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 9, 2020, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 6506855. A replay will be available shortly after the conclusion of the call and remain available through September 16, 2020. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6506855.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://www.verabradley.com/us/static/customerservice/corporateresponsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20 long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Current assets:
Cash and cash equivalents	$75,765	$49,917	$25,999
Short-term investments	1,068	8,977	9,410
Accounts receivable, net	36,027	24,290	26,960
Inventories	141,588	123,606	133,964
Income taxes receivable	3,545	1,043	3,705
Prepaid expenses and other current assets	13,859	10,956	11,305
Total current assets	271,852	218,789	211,343
Operating right-of-use assets	97,534	114,790	116,571
Property, plant, and equipment, net	66,376	73,027	75,561
Intangible assets, net	49,318	56,305	58,772
Goodwill	44,254	44,254	44,604
Long-term investments	478	14,912	13,437
Deferred income taxes	4,972	7,656	7,905
Other assets	6,390	5,328	3,833
Total assets	$541,174	$535,061	$532,026
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,136	$20,235	$24,751
Accrued employment costs	12,970	11,412	9,299
Short-term operating lease liabilities	24,543	21,347	22,162
Earn-out liability	—	18,448	21,901
Other accrued liabilities	14,297	13,850	14,889
Income taxes payable	251	2,113	884
Total current liabilities	79,197	87,405	93,886
Long-term operating lease liabilities	97,849	113,775	115,706
Long-term debt	30,000	—	—
Other long-term liabilities	154	62	53
Total liabilities	207,200	201,242	209,645
Redeemable noncontrolling interest	29,146	30,049	30,333
Shareholders’ equity:
Additional paid-in-capital	103,282	100,357	98,450
Retained earnings	308,598	307,414	295,386
Accumulated other comprehensive income	8	158	96
Treasury stock	(107,060)	(104,159)	(101,884)
Total shareholders’ equity of Vera Bradley, Inc.	304,828	303,770	292,048
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$541,174	$535,061	$532,026

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net revenues	$124,849	$127,501	$325,903	$338,289
Cost of sales	51,018	59,631	138,263	152,618
Gross profit	73,831	67,870	187,640	185,671
Selling, general, and administrative expenses	61,703	69,423	183,640	184,465
Other income	36	77	89	1,021
Operating income (loss)	12,164	(1,476)	4,089	2,227
Interest expense (income), net	298	(133)	855	(955)
Income (loss) before income taxes	11,866	(1,343)	3,234	3,182
Income tax expense (benefit)	2,892	(361)	1,470	851
Net income (loss)	8,974	(982)	1,764	2,331
Less: Net income (loss) attributable to redeemable noncontrolling interest	100	(1,121)	1,011	(1,257)
Net income attributable to Vera Bradley, Inc.	$8,874	$139	$753	$3,588

Basic weighted-average shares outstanding	33,411	33,907	33,382	34,104
Diluted weighted-average shares outstanding	33,977	34,114	33,789	34,355

Basic net income per share available to Vera Bradley, Inc. common shareholders	$0.27	$0.00	$0.02	$0.11
Diluted net income per share available to Vera Bradley, Inc. common shareholders	$0.26	$0.00	$0.02	$0.10

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
Cash flows from operating activities
Net income	$1,764	$2,331
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	10,808	13,856
Impairment charges	3,806	—
Amortization of operating right-of-use assets	16,051	16,359
Amortization of intangible assets	6,987	2,884
Provision for doubtful accounts	1,559	97
Stock-based compensation	3,487	4,032
Deferred income taxes	2,684	(1,113)
Loss (gain) on investments	13	(178)
Adjustment of earn-out liability	229	1,803
Amortization of step-up in inventory basis	—	7,230
Other non-cash (gain) charges, net	(22)	157
Changes in assets and liabilities:
Accounts receivable	(14,289)	(3,620)
Inventories	(17,982)	(21,970)
Prepaid expenses and other assets	(3,965)	(3,331)
Accounts payable	7,222	4,146
Income taxes	(4,364)	(4,175)
Operating lease liabilities, net	(14,331)	(18,727)
Accrued and other liabilities	1,973	(9,016)
Net cash provided by (used in) operating activities	1,630	(9,235)
Cash flows from investing activities
Purchases of property, plant, and equipment	(5,178)	(11,425)
Purchases of investments	(851)	(13,762)
Proceeds from maturities and sales of investments	23,031	34,209
Cash received (paid) for business acquisition, net of cash acquired	993	(76,032)
Net cash provided by (used in) investing activities	17,995	(67,010)
Cash flows from financing activities
Tax withholdings for equity compensation	(562)	(1,154)
Repurchase of common stock	(3,077)	(9,143)
Distributions to redeemable noncontrolling interest	(1,483)	(951)
Borrowings under asset-based revolving credit agreement	60,000	—
Repayment of borrowings under asset-based revolving credit agreement	(30,000)	—
Payment of contingent consideration for business acquisition	(18,677)	—
Net cash provided by (used in) financing activities	6,201	(11,248)
Effect of exchange rate changes on cash and cash equivalents	22	(1)
Net increase (decrease) in cash and cash equivalents	$25,848	$(87,494)
Cash and cash equivalents, beginning of period	49,917	113,493
Cash and cash equivalents, end of period	$75,765	$25,999

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(continued)
(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$3,152	$6,166
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of October 31, 2020 and November 2, 2019	$—	$99
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$176	$197
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of October 31, 2020 and November 2, 2019	$538	$391
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$559	$1,065
Contingent consideration related to business acquisition	$—	$20,098

Vera Bradley, Inc.
Third Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 31, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$73,831	$—		$73,831
Selling, general, and administrative expenses	61,703	2,273	1	59,430
Operating income (loss)	12,164	(2,273)		14,437
Income (loss) before income taxes	11,866	(2,273)		14,139
Income tax expense (benefit)	2,892	(336)	2	3,228
Net income (loss)	8,974	(1,937)		10,911
Less: Net income (loss) attributable to redeemable noncontrolling interest	100	(568)		668
Net income (loss) attributable to Vera Bradley, Inc.	8,874	(1,369)		10,243
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.26	$(0.04)		$0.30

Vera Bradley Direct segment operating income	$19,777	$—		$19,777
Vera Bradley Indirect segment operating income	$9,342	$—		$9,342
Pura Vida segment operating income (loss)	$402	$(2,273)	1	$2,675
Unallocated corporate expenses	$(17,357)	$—		$(17,357)

[1]Related to the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
Third Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended November 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$67,870	$(6,197)	1	$74,067
Selling, general, and administrative expenses	69,423	5,405	2	64,018
Operating (loss) income	(1,476)	(11,602)		10,126
(Loss) income before income taxes	(1,343)	(11,602)		10,259
Income tax (benefit) expense	(361)	(2,661)	3	2,300
Net (loss) income	(982)	(8,941)		7,959
Less: Net (loss) income attributable to redeemable noncontrolling interest	(1,121)	(2,167)		1,046
Net income (loss) attributable to Vera Bradley, Inc.	139	(6,774)		6,913
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.00	$(0.20)		$0.20

Vera Bradley Direct segment operating income (loss)	$14,675	$(814)	4	$15,489
Vera Bradley Indirect segment operating income	$9,324	$—		$9,324
Pura Vida segment operating (loss) income	$(4,483)	$(8,666)	5	$4,183
Unallocated corporate expenses	$(20,992)	$(2,122)	6	$(18,870)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,469 for the amortization of definite-lived intangible assets and $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $1,133 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $319 for technology re-platforming charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 31, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$187,640	$(1,320)	1	$188,960
Selling, general, and administrative expenses	183,640	13,973	2	169,667
Operating income (loss)	4,089	(15,293)		19,382
Income (loss) before income taxes	3,234	(15,293)		18,527
Income tax expense (benefit)	1,470	(3,389)	3	4,859
Net income (loss)	1,764	(11,904)		13,668
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,011	(1,746)		2,757
Net income (loss) attributable to Vera Bradley, Inc.	753	(10,158)		10,911
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.02	$(0.30)		$0.32

Vera Bradley Direct segment operating income (loss)	$31,634	$(6,842)	4	$38,476
Vera Bradley Indirect segment operating income (loss)	$18,575	$(387)	5	$18,962
Pura Vida segment operating income (loss)	$4,046	$(6,987)	6	$11,033
Unallocated corporate expenses	$(50,166)	$(1,077)	7	$(49,089)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $6,987 for the amortization of definite-lived intangible assets; $3,806 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended November 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$185,671	$(7,230)	1	$192,901
Selling, general, and administrative expenses	184,465	9,205	2	175,260
Operating income (loss)	2,227	(16,435)		18,662
Income (loss) before income taxes	3,182	(16,435)		19,617
Income tax expense (benefit)	851	(3,646)	3	4,497
Net income (loss)	2,331	(12,789)		15,120
Less: Net (loss) income attributable to redeemable noncontrolling interest	(1,257)	(2,529)		1,272
Net income (loss) attributable to Vera Bradley, Inc.	3,588	(10,260)		13,848
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.10	$(0.30)		$0.40

Vera Bradley Direct segment operating income (loss)	$45,172	$(1,147)	4	$46,319
Vera Bradley Indirect segment operating income	$24,193	$—		$24,193
Pura Vida segment operating (loss) income	$(5,025)	$(10,114)	5	$5,089
Unallocated corporate expenses	$(62,113)	$(5,174)	6	$(56,939)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,884 for the amortization of definite-lived intangible assets, $2,721 for transaction costs and $1,803 for the accretion of the earn-out liability associated with the acquisition of Pura Vida and $1,797 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $2,721 for Pura Vida transaction costs; $1,803 for the accretion of the earn-out liability associated with the Pura Vida acquisition; and $650 for technology re-platforming charges